UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §.240.14a-12

CHEVRON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

news release

Chevron to Hold Virtual Stockholders Meeting

San Ramon, Calif. April 16, 2020 — Chevron Corporation (NYSE: CVX) will hold a virtual annual stockholders’ meeting in place of an in-person event due to safety concerns related to the COVID-19 pandemic. The meeting will take place Wednesday, May 27, 2020 at 8:00 a.m. Pacific Daylight Time, as announced in Chevron’s proxy materials that were previously distributed.

Stockholders owning Chevron common stock at the close of business on March 30, 2020, or their legal proxy holders, are entitled to participate, submit questions, vote and examine our stocklist at the virtual annual meeting by visiting www.virtualshareholdermeeting.com/CVX2020 and using their 16-digit control number previously provided in Chevron’s proxy materials.

There is no change to the items of business to be addressed at the meeting, which are described in Chevron’s proxy materials.

For more information on how stockholders can vote, please refer to Chevron’s proxy materials, which are available at https://www.chevron.com/investors/corporate-governance.

All stockholders are encouraged to vote in advance of the meeting by one of the methods described in the proxy materials. The proxy card, voting instruction form and Notice Regarding the Availability of Proxy Materials that were previously distributed will not be updated to reflect the change in meeting format and you may continue to use them to vote. Stockholders who have previously voted do not need to take any further action.

Chevron Corporation is one of the world's leading integrated energy companies. Through its subsidiaries that conduct business worldwide, the company is involved in virtually every facet of the energy industry. Chevron explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and lubricants; manufactures and sells petrochemicals and additives; generates power; and develops and deploys technologies that enhance business value in every aspect of the company's operations. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.

###

Contact:      Sean Comey -- +1-925-842-5509